LICENSE AGREEMENT

         THIS AGREEMENT MADE IN THE STATE OF NEW JERSEY, THIS 3rd DAY OF MARCH, 1998, BY AND BETWEEN PARLUX FRAGRANCES, INC., a Delaware Corporation, duly incorporated and having a principal place of business at 3725 SW 30th Avenue, Ft. Lauderdale, Florida 33312, (referred to as the "Grantor") AND COSMETIC ESSENCE, INC. a New Jersey Corporation, duly incorporated and having a principal place of business at 200 Clearview Avenue, Edison, New Jersey (hereinafter referred to as the "Licensee") and;

         WHEREAS, Grantor is the owner of certain trade marks, trade names, registrations, and/or applications therefore as well as all rights therein and all technical knowledge with respect to products produced or marketed in connection therewith, as further set forth in this Agreement;

         WHEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

         1.       DEFINITIONS

                  In this Agreement,

                      (a) "Effective Date" means the date on which this Agreement is executed.

                      (b) "Know-How" includes, among other things, all technical information, procedures, processes, trade secrets, formulae for the perfume oil and the bulk of all the products, methods, practices, techniques, information, bills of parts, diagrams, drawings, specifications, blueprints, lists of materials, labor and general costs, production manuals and data relating to design, manufacture, production, inspection and testing of the Products known by, available to, used or owned by Grantor;

                      (c) "Products" shall be deemed to be all products sold under the Trademarks and the trademarked names limited to "Class 3" products, including but not limited to cosmetics; powders; toiletries; perfumes and fragrance products; shampoo, soaps, shower and bath gels and other bath products; creams and lotions related promotional products, and similar products developed and sold now or in the future under the Trademarked names or the Trademarks.

                      (d) "Territory" shall mean worldwide and without exclusion.

                      (e) "Trade Marks" shall refer to those U.S. and foreign trade marks, service marks, imprints, logos, trade dress and trade names whether or not registered, and all issued registrations, pending applications, or future applications as set forth on Schedule A hereto and relating to the name "Alexandra de Markoff" and other names as set forth on that Schedule, limited to the Products.

         2.       GRANT OF LICENSE

                  (1) Exclusive Grant: Grantor grants to Licensee the exclusive right and license worldwide to utilize and exploit the Trade Marks and know how in connection with the manufacture, distribution, marketing and sale of products, including but not limited to:

                      (a) manufacture the existing Products covered by the Trademarks;

                      (b) design, create and manufacture new products to be marketed, distributed and sold under the Trademarks;

                      (c) distribute, use, market and sell the Products covered by the Trademarks so manufactured; and

                      (d) use the Trade Marks in conjunction with and as they relate to the Products and all advertising and letter heads and collateral promotional material; and

                      (e) Except as otherwise provided in the Shared Technology Agreement, Licensee shall , consistent with the reputation and prestige of the Trademarks, be entitled to apply the Trade Marks to and to sell the Products within such form of containers and packaging which in Licensee's discretion it deems fit and proper for the particular market within the Territory towards which such Products are to be directed.

                      (f) "Shared Technology Agreement" shall mean that certain agreement dated September 21, 1995 between Grantor and Revlon Holdings, Inc. as amended by letter dated December 6, 1996.

                      (g) "Shared Technology" and "Shared Technology Products" shall have the meaning(s) ascribed to them in the Shared Technology Agreement, as amended.

                  (2) Grantor grants to Licensee the exclusive rights to use and exploit the Know-How in the manufacture distribution, marketing and sale of the Products.

                  (3) Grantor grants to Licensee, and any sublicense thereof, during the term of this Agreement and any renewals thereof, the exclusive right with regard to the Products to use and exhibit the name "Alexandra de Markoff", whether as a trademark, trade name, or otherwise.

                  (4) Licensee acknowledges that some or all of the Know-How has been disclosed and delivered to Licensee in confidence prior to and in contemplation of the execution and Effective Date of this Agreement. The remainder of the Know-How shall be furnished to Licensee as soon as practicable after the date of execution of this Agreement but no later than 30 days after the Effective Date.

                  (5) The obligation to furnish the Know-How shall extend to Know-How existing at the date of this Agreement and to any relevant Know-How which is acquired by Grantor during the first six months after the Effective Date.

                  (6) Grantor warrants that there are no other existing licenses for the Trade Marks with regard to the Products covered by this Agreement, and Grantor covenants that no further disclosure to third parties will be made by it of the Know-How relating to the Trade Marks for the Products covered by this Agreement and Grantor shall:

                      (a) to the extent it owns any rights to the tooling and molds previously used by contracted suppliers of components for the Products, and has a right to do so, issue instructions to such suppliers so identified not to further use the tooling or molds otherwise then under purchase order from Licensee and will provide to the Licensee a full list of such suppliers not later than three (3) weeks after the date hereof; and

                      (b) to the extent it holds all copyright and similar rights in respect of items to be provided under paragraph "6(1)" hereinbelow, grant Licensee such rights for the Products for the term of this Agreement and any extension thereof.

                  (7) Grantor warrants that the Know-How will be sufficient and suitable to the manufacture of the Products to a quality comparable to the quality of the sample Products furnished to the Licensee by Grantor, provided that Licensee at all times conforms strictly to and with the Know-How.

         3.  OBLIGATIONS TO MAINTAIN PRESTIGE OF TRADEMARKS

                  Each party agrees to take such actions reasonably necessary to maintain the prestige of the Trademarks and the reputation of quality for products marketed thereunder. Grantor agrees that it shall not enter into any license agreement for, or itself produce any product(s) utilizing the Trademarks or the Trademarked name, unless such products are to be of a nature and quality consistent with the prestige and reputation of the Products. Grantor shall include in any license agreement relating to the Trademarks a requirement that the licensee thereunder produce products of the highest quality consistent with the prestige of the Trademarks and Trademarked names, and that Licensee shall do no act inconsistent with such prestige and reputation for quality.

         4.  SUBLICENSES/ASSIGNMENTS

                  (1) Licensee may in its discretion assign this Agreement or appoint sublicensees for the Products within the Territory. In the event of such Sublicense or assignment, Licensee unless expressly released in writing by Grantor, shall remain liable as a direct obligor for performance of all terms under this Agreement, including but not limited to maintaining the quality and prestige of the Trademarks and payment of all Licensing Fees.

         5.  TERM OF AGREEMENT

                  (1) Initial Term.   The initial term of this Agreement shall
be ten years.

                  (2) First Extended Term. In the event there is no material uncured default under the terms of this Agreement, this Agreement shall renew for an additional ten year term. (The First Extended Term). In the event there is a material uncured default, the non-defaulting party may elect to not renew this Agreement upon written notice to the other at least 30 and not more than 60 days prior to the end of the Initial Term.

                  (3) Second Extended Term. In the event there is no material uncured default under the terms of this Agreement, this agreement shall renew for an additional five year term. (The Second Extended Term). In the event there is a material uncured default, the non-defaulting party may elect to not renew this agreement upon written notice to the other at least 30 and not more than 60 days prior to the end of the First Extended Term.

                  (4) Subsequent Terms. After the Second Extended Term, this agreement shall renew for successive five year terms unless the Licensee provides written notice to Grantor at least 180 days prior to the end of the Second Extended Term or any subsequent renewal Term of its intent to not so renew.

         6.  OBLIGATIONS OF GRANTOR

                  (1) Marketing Information: To the extent they exist and are available, Grantor shall for a period of six months after the Effective Date provide at its cost to the Licensee sample marketing information such as installation instructions, technical data and manuals as may be necessary to promote the sale of the Products, including trade advertisements and promotional literature, if requested by Licensee. Grantor, if requested by Licensee, shall also furnish Licensee at Grantor's cost with available art work, transparencies, and the like, used by Grantor in any advertising and merchandising campaigns related to the Products. In addition, to the extent such items were issued by Grantor or Grantor's previous distributors in advertising and merchandising campaigns related the Products and for their packaging. Grantor shall upon request provide same to Licensee. If such items are not in the possession of Grantor, it shall use its best efforts to obtain and deliver same and shall charge Licensee no more than its own cost therefor. Licensee shall be responsible for any model fees or other third party charges for use of same in connection with the sale of the product to the extent such fees or charges are incurred after the effective date of this Agreement.

                  (2) Transitional Assistance: Grantor agrees for a period of six months to assist Licensee and its customers within the limits of its reasonable ability in providing information related to solving problems they may have in connection with the Products.

                  (3) Technical Assistance: For a period of six months after the effective date of this Agreement, upon the written request of Licensee, Grantor shall render all Know-How, training and technical assistance necessary to be provided by Grantor under this Agreement at times and places mutually agreed upon and subject to the availability of Grantor's personnel and facilities. Licensee shall be responsible for the travel, meals and lodging expenses of Grantor's personnel.

         7.  GRANTOR AND LICENSEE'S PROHIBITIONS

                  Neither Grantor nor any of its affiliates or licensees (or the heirs, successors, or assigns of any of the foregoing) shall sell, directly or indirectly, any Products under the Trademark, establish any branch or maintain any office or depot in relation to the Products, or in any way seek to exploit the Trademark or otherwise use the name "Alexandra de Markoff" in connection with the sale of items competing with the Products.

         8.  CONSIDERATION

                  (1) As consideration for the license of the Trade Marks and Know How and Grantor's other obligations hereunder, Licensee agrees to pay the

Grantor a license fee of $500,000 each year of the Initial Term, the First Extended Term, and the Second Extended Term that this Agreement is in effect and $100,000 per year for each year of any subsequent terms after the Second Extended Term. Said license fee shall be paid quarterly in arrears on the following dates: May 1, August 1, November 1, February 1.

         9.  WARRANTY RE:  TRADE MARKS AND KNOW-HOW

                  (1) Power to Grant Rights: Grantor warrants that it has the right to grant the rights granted in this Agreement and that it has granted no other rights or licenses which would derogate from the rights granted in this Agreement.

                  (2) Notice of Infringement: Each party hereto shall advise the other promptly of any instances of infringements, limitations, illegal use or misuse of any Trade Mark. Licensee shall have the right to commence legal action for the enforcement of any such Trade Marks in the Territory. Grantor and Licensee shall cooperate fully in the prosecution of any such action free of charge, and each agrees that it shall be joined as a party plaintiff to the action and authorizes such joinder. Each shall have the right at its own expense to retain independent counsel or shall designate an individual of its choosing who shall be kept fully informed of all issues in the action, who shall be advised in advance of each new step in the action, and who shall be entitled promptly to receive copies of all pleadings, documents and correspondence regarding the action.

                  (3)  Additional Representations and Warranties of Grantor:

                      (a) Each Trademark is, and all registrations and applications relating thereto are, to the best of Grantor's knowledge and belief, valid and subsisting and in full force and effect as of the date hereof.

                      (b) To the best of Grantor's knowledge and belief, no Trademark and, except as disclosed in the Shared Technology Agreement, none of the Know-How infringes upon the rights of any other person, firm or entity within the Territory nor has any person claimed that any Trademark or any Know-How has infringed the rights of any person, firm or entity in the Territory within the past five (5) years.

                      (c) Annexed hereto as Schedule "B" hereof is a true, accurate and complete schedule and copies of all registrations and applications for each U.S. Trademark and to the best of Grantor's knowledge and belief for each foreign Trademark within the Territory, including a schedule of the dates of the applications or registrations or renewals thereof as the case may be, and the expiration dates of each Trademark. Grantor agrees to provide a computer diskette containing all registration information for use by Licensee.

                      (d) All of the U.S. Trademarks and, to the best of Grantor's knowledge and belief, all foreign Trademarks, are owned by the Grantor free and clear of all claims, liens and encumbrances, except for certain liens in favor of G.E. Capital Corp., Grantor represents and warrants that it shall cause such lien to be satisfied and removed no later than 30 days after receipt of the final payment for inventory purchased by Licensee from Grantor under a separate agreement between the parties regarding the Sale of Certain Assets.

                      (e) The Products manufactured and/or sold by Grantor prior to the Effective Date are, to the best of Grantor's knowledge and belief, fit for the use intended, have been manufactured, sold and distributed in compliance with all applicable law, rules and regulations within the Territory including, but not limited to, all Administration and the U.S. Bureau of Alcohol Tobacco and Firearms and conform in all respects to all applicable laws within the Territory.

                      (f) Grantor has not granted in the Territory any license, franchise or permit to any third party to use any of the Trademarks or Know-How as they relate to the Products except in the ordinary course of its business.

                      (g) None of the Trademarks in the U.S. and to the best of Grantor's knowledge and belief outside the U.S. in the Territory, is subject to any outstanding order, decree, judgment, stipulation, restriction, or agreement limiting the scope or the use of any of the Trademarks.

                      (h) Except as disclosed on Schedule C hereto, Grantor has not entered into any agreement relating to the Trademarks or Products.

                      (i) To the best of Grantor's knowledge there are no pending or threatened claims relating to the Trademarks or the manufacture, distribution or sale of the products, except as are specifically disclosed in writing on the annexed Schedule D.

         10.      INDEMNITY FOR TRADE MARK ACTIONS

                  (1) Indemnity re Trade Marks: For one year after the Effective Date, Grantor will defend Licensee, its subsidiaries, affiliates, sublicensors, customers, distributors, directors, officers, representatives, agents, successors and assigns against any claim that the sale of any of the Products infringes Trade Marks in the Territory in the Territory in which Grantor has registered its Trade Marks, and Grantor will pay resulting costs, damages and legal fees finally awarded up to a maximum of the Royalties to which Grantor is entitled under this Agreement provided, however, that Licensee shall promptly notify Grantor in writing of the claim.

         11.  REGISTRATIONS, MAINTENANCE AND FILINGS

                  (1) Registrations and Approvals of Trade Marks: Grantor shall be responsible for maintaining the Trade Marks in full force and effect throughout the term of this Agreement, and, for any registration of the Trade Marks beyond registrations which already exist in the Territory. Licensee shall reimburse Grantor its actual out of pocket costs for same within 45 days of receiving an invoice for same. .

                  (2) Maintenance of Trade Marks: Grantor shall follow-up and advance all renewal registration fees and otherwise maintain the rights in the Trade Marks in the Territory where presently maintained. Grantor further agrees
(a) to instruct this local trade mark and patent agent(s) to keep Licensee fully and completely informed of all action taken or scheduled to be taken in respect of the trade marks and to cooperate with Licensee to take such actions as need be taken to maintain such trade marks, and (b) to notify Licensee at the time it makes an application for a patent or trade mark or acquires any right in a patent or trade mark which is or becomes subject to the terms of this Agreement.

                  (3) Assistance re: Prosecution: Grantor shall render all possible and reasonable assistance, if so requested by Licensee in the prosecution of any future patent or Trademark applications in the Territory and shall do all things in its power towards maintaining the validity and enforceability of any Trademarks which may have issued or which may issue in respect of such applications. Grantor shall render all practicable assistance, if so requested by Licensee, in connection with and in support of any application by Licensee for the extension of the terms of any Trademarks without cost to Grantor. If Grantor will incur costs, it will so advise Licensee, and Licensee may elect to pay same.

                  (4) Preemption right re: Trade Marks: Grantor shall have no right to transfer mortgage, hypothecate, pledge, or otherwise create a lien in or with regard to the Trademarks or Grantor's reversionary interest therein.

                  During the term of this Agreement and for one year thereafter, except in the event of Licensees uncured default as set forth in paragraph 19 hereof. Grantor shall have a right of both first refusal and of last refusal in the event Grantor wishes to sell its interests in the Trademark and Know How.


         12.1  TRADE MARKS AND OTHER PROPRIETARY MARKS

                  (1) Description as Authorized Licensee: Licensee is authorized, but not obligated, to describe, refer to and advertise itself as a licensee of Grantor for the manufacture of the Products in the Territory.

                  (2) Display of Trade Mark: Licensee may display on all of the packaging and containers for Products manufactured and offered for sale, the Trade Marks (see Schedule "A" hereof). Where reasonable or appropriate, uses of the Trademarks by Licensee shall indicate either "TM" or "R", as is appropriate. Below this identification or trade mark Licensee may affix an additional mark showing that the manufacture has been made in the workshops of Licensee. Text and size, however, shall not exceed one-half of the size of the Trade Marks.

                  (3) Modification to the Trade Marks: Licensee shall not make any material modifications to the Trade Marks without the express written consent of the Grantor. Grantor shall not withhold its consent except based on reasonable basis with objective criteria establishing a likelihood of damage to the value and prestige of the Trademarks. Failure by Grantor to object within 30 days of receipt of written notice of any proposed modification shall be the equivalent of consent.

         13.      LICENSEE'S INDEMNITY OF GRANTOR

                  (1) No Warranty: Except as otherwise set forth in this Agreement, Grantor makes no warranty with respect to the Know-How or Products. Licensee shall indemnify and save Grantor harmless from all loss, costs or damages which Grantor may suffer or pay as a result of claim or suits arising out of any injuries to persons and/or damage to property due to or arising out of or relating to any acts, duties or obligations or omissions of Licensee or of any personnel employed or otherwise engaged by Licensee to perform Licensee's obligations under this Agreement, and Licensee shall, at the request of Grantor, assume the defense of any demand, claim, action, suit or proceeding brought against Grantor by any reason thereof and pay any and all damages assessed against or that are payable by Grantor as the result of the disposition of any such demand, claim, action, suit or proceeding. Without limiting the generality of the foregoing, Licensee agrees to indemnify and save Grantor, its directors, officers, employees and agents and their respective heirs, executors, administrators, successors and assigns and each of them harmless of and from any and all manner of action, causes of action, claims, liabilities, debts, covenants, contracts, accounts, duties, demands, damages or expenses whatsoever, directly or indirectly suffered by it or them in connection with or otherwise related to product liability, personal injury and property loss of, to or experienced by third parties in relation to the Products manufactured after the Effective Date. Grantor agrees to indemnify, defend and save Licensee, its directors, officers, employees and agents and their respective heirs, executors, administrators, successors and assigns and each of them harmless of and from any and all manner of action, causes of action, claims, liabilities, debts, covenants, contracts, accounts, duties, demands, damages or expenses whatsoever, directly or indirectly suffered by it or them in connection with or otherwise related to product liability, personal injury and property loss of, to or experienced by third parties in relation to the Products manufactured prior to the Effective Date or any wrongful acts or omission of Grantor, its officers, directors, agents or employees. Grantor agrees for at least one year after the Effective Date to continue to carry products liability insurance coverage insuring against any such claim(s) with minimum limits of at least $1,000,000 per occurrence.

         14.  CONFIDENTIALITY

                  (1) Confidential Information: All information, including the Know-How, (other than information generally known in the industry or information) ("Confidential Information") supplied by or on behalf of Grantor pursuant to this Agreement shall be treated as confidential by Grantor and shall be used solely to enable Licensee to manufacture, use, sell and develop a market for the Products in accordance with this Agreement.

                  (2) Duty Not to Disclose:Grantor covenants and agrees that no Confidential Information by or on behalf of Grantor in the manner described or otherwise shall be disclosed to anyone outside the organization of Licensee (or to its attorneys and accountants so long as same are bound to keep such information confidential) without the prior written consent of Licensee unless otherwise required by law but only after reasonable prior written notice of same to Licensee.

                  (3) Reasonable Efforts: Grantor agrees to use all reasonable efforts to take such actions as may be appropriate to prevent the unauthorized use and disclosure of, and to keep confidential all such Confidential Information, including:

                      (a) ensuring that such Confidential Information is disclosed only to responsible employees of Licensee who have first been properly instructed to maintain such Confidential Information in confidence;

                      (b) save as above not disclosing to any third party the terms and conditions of this Agreement;

                      (c) save as above not disclosing methods of manufacture or sale of the Products including production and marketing plans; and (d) safeguarding as far as practicable the confidential information against theft, damage or access by unauthorized persons.

         15.  LICENSEE'S STATUS

                  (1) Independent Parties: The relationship between Licensee and Grantor is intended to be and shall be that of independent parties, and Licensee and its employees, agents and representatives shall under no circumstances by considered agents, partners, joint venturers, or representatives of Grantor. Neither party shall act or attempt to act, or represent itself, directly or by implication, as agent, joint venturer, partner or representative of the other or in any manner assume or attempt to assume or create any obligations or liability of any kind, nature or sort, express or implied, on behalf of or in the name of the other.

                  (2) No Franchise: The relationship created by this Agreement does not constitute the granting of a franchise to Licensee by Grantor and no federal or provincial franchise statute, law, regulation or rule is intended to or has been applied by the parties, nor shall any such franchise, statute, law, regulation or rule be deemed or construed to apply to the formation, operation, administration or termination of this Agreement.

         16.  APPLICABILITY OF SECTION 365; WAIVER OF DISCHARGE

                  The parties acknowledge that this contract is not an executory contract.

                  The parties also acknowledge that they intend the grant of rights and Know How to be a grant of intellectual property rights such that same will fall within the provision of Section 365 (n) of the United States Bankruptcy Code.

                  The parties in any event acknowledge and agree that during the term hereof Licensee shall in reliance on the terms and conditions of this agreement, invest substantial time, effort, and funds in maintaining, developing and expanding the Trademark(s) and related Know How. In consideration of same and of Licensee's obligations hereunder, and as material inducement to Licensee to enter this Agreement, Grantor agrees and warrants that in the event Grantor files for protection under the provisions of the United States Bankruptcy Code (or of any other Country), it shall not seek to reject this contract or to avoid or discharge its obligations under this agreement pursuant to Section 365 thereof or otherwise.

                  In the event CEI files for bankruptcy and thereafter this contract is avoided or rejected, all rights in the Trademarks shall revert to Grantor.

         17.  TRANSITIONAL PROVISIONS

                  (1) General: Each party agrees to provide the other its cooperation and assistance for at least six months following the Effective Date of this Agreement.

                  (2) Filling Purchase Orders: Grantor agrees to provide Licensee all purchase orders relating to the Products received by Grantor after the Effective Date of the Agreement. Said purchase orders shall be filled by and for the account of Licensee.

                  (3) Allocation of Receipts: Grantor shall retain the right to collect and retain payment for any goods shipped prior to the Effective Date. Licensee shall have the right to collect and retain payment for any Products filled or shipped after the Effective Date. Grantor agrees that for up to 30 days after the Effective Date, it will, at Licensee's request, perform invoicing services on behalf of Licensee. Each party agrees that it shall promptly turn over to the other remittances received by such party which properly belong to the other.

                  (4) Returns: Licensee shall have full title and ownership right in and to any product returned after the Effective Date. Licensee shall assume responsibility for any credit or chargebacks occurring after the Effective Date. Notwithstanding the foregoing in the event the returns received after the Effective Date attributable to Product shipped by Grantor exceed the aggregate of $100,000.00 (the "Excess"), Grantor shall be responsible for same. Licensee may, at its option, take any such Excess as a credit on a dollar for dollar basis against any monies due Grantor hereunder. If such Product is reasonably reusable, said credit shall be after deducting the standard production cost of Products returned, net of Licensee's hard refurbishing charges. In the event of such credit, Licensee shall give Grantor detailed written notice documenting such return. In no event will Grantor be responsible or charged for Products authorized by Licensee or its agents to be "destroyed in the field" after the Effective Date. In the event of a store closing, Licensee will take reasonable steps to cause the store to sell through the Products rather then returning same.

         18.  RECORDING OF AGREEMENT; DISCLOSURE

                  This Agreement may be recorded or filed with any governmental agency or official as determined to be appropriate by either party hereto or as may be required by law or court order.

         19.  DEFAULT BY LICENSEE

                  In the event Licensee fails to make payment of any license fee as required by paragraph 8 above or payment of any cost billed pursuant to paragraph 10(1) hereof, , Grantor shall provide Licensee written notice thereof. Licensee shall have 30 days after Licensee's receipt of such notice to cure such nonpayment. Interest shall accrue on any late payment at an annual rate of 18% from the date of such notice to the date paid.

                  In the event at any time two payments (or portions thereof) aggregating $250,000 in license fee payments (exclusive of interest as provided for above) remain outstanding at the expiration of the second cure period (i.e. 30 days after notice of the second outstanding payment), Grantor may terminate this Agreement upon written notice to Licensee. Notwithstanding the provisions of paragraph 26, said notice shall be effective if delivered by either (a) hand delivery with evidence of receipt by Licensee; or (b) by certified mail, return receipt requested.

                  In the event of such Default, Grantor shall have the right in its option, to terminate this Agreement and purchase from Licensee at book value, all then existing equipment and/or inventory and/or Products, or to deem the First and Second Extension Terms to have been exercised and to accelerate all unpaid License Fees for the Initial Term, First Extended Term and the Second Extended Term in which event all such fees for such terms shall then be due in full.

         20.  DISPUTE RESOLUTION

                  All disputes, controversies or claims arising out of or in connection with or in relation to this Agreement, including any questions regarding its existence, validity to termination may be submitted to and be subject to binding arbitration under the auspices of the American Arbitration Association. One (1) arbitrator shall be chosen by Grantor and one (1) arbitrator shall be chosen by Licensee. The third arbitrator shall be jointly chosen by the arbitrators selected by Grantor and Licensee. The arbitration shall be held in the State of New Jersey. The decision of the arbitrators shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction, unless such arbitration procedure, either before the commencement or prior to the issuance of the arbitrator's finding(s) and award is preempted by the commencement of judicial proceedings in the U.S. Bankruptcy Court, or other court of competent jurisdiction solely to the extent a request for equitable relief is being sought therefrom.

         21.  EXTENDED MEANINGS

                  Words importing the singular number include the plural and vice versa, and words importing gender include all genders.

         22.  INTERPRETATION NOT AFFECT BY HEADINGS

                  The division of this Agreement into paragraph and the insertion of heading are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

         23.  APPLICABLE LAWS

                  This Agreement shall be deemed to have been made, executed and delivered in New Jersey and any controversy arising under or in relation to this Agreement shall be subject to the jurisdiction of the State or Federal Courts of New Jersey and shall be governed by and construed in accordance with applicable federal law and the laws of the State of New Jersey.



         24.  ENTIRE AGREEMENT

                  This Agreement and a Contract For Sale of Assets related to the Trademarks executed contemporaneous herewith constitute the entire agreement of the parties hereto with respect to the subject-matter hereof. There are no representations, undertakings or agreements of any kind between the parties hereto respecting the subject-matter hereof except those contained in this Agreement.

         25.  SEVERABILITY

                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision or the Agreement as a whole.

         26.  NOTICES

                  (1) Any notice or other documents required or permitted to be given under this Agreement shall be in writing and shall be delivered, mailed by prepaid registered mail, return receipt requested or sent by telex or telecopy addressed to the party or parties to whom it is to be given at the address shown below or at such other address or addresses as the party or parties to whom such writing or documents is to be given shall have last notified all other parties in accordance with the provisions of this paragraph:

(a)  If to Licensee at:

                                    Cosmetic Essence Inc.
                                    200 Clearview Avenue
                                    Edison, New Jersey 08818
                                    Attn:  John Croddick

with a copy to:                     W. Lane Miller, Esq.
                                    Miller & Chudzik, Esqs.
                                    3 Auer Court
                                    East Brunswick, New Jersey 08816

(b) If to Grantor at:

                                    Parlux Fragrances, Inc.
                                    3725 SW 30th Avenue
                                    Ft. Lauderdale, FL  33312
                                    Attn:  Zalman Lekach

with a copy to:                     Mitchell R. Schrage, Esq.
                                    Issler & Schrager, L.L.P.
                                    65 E 55 Street
                                    New York, New York 10022


                  (2) Any such notice or other document shall:

                      (a) if delivered, be deemed to have given and received at the place of receipt on the date of delivery, provided that if such date is a day other than a business day in the place of receipt, such notice or documents shall be deemed to have been given and received at the place of receipt on the first business day in the place of receipt, thereafter;

                      (b) if transmitted by telex or telecopy, be deemed to have been given and received at the place of receipt on the next business day in the place of receipt, thereafter;

                      (c) if mailed, be deemed to have been given and received at the place of receipt on the date of actual receipt.

                  (3) In the event of postal disruption, such notices or
                      documents must either be delivered personally or sent by telex or telecopy.

         27.  AMENDMENT OF AGREEMENT

                  None of the terms, conditions or provisions of this Agreement shall be held to have been changed, waived, varied, modified or altered by any act or knowledge of either party hereto, their respective agents servants or employees unless done so in writing signed by both parties hereto.

         28.  WAIVER OF BREACH

                  No waiver on behalf of any party hereto of any breach of the provisions shall be effective or binding on such party unless the same shall be expressed in writing and any waiver so expressed shall not be expressed in writing and any waiver so expressed shall not limit or affect such party's rights with respect to any future breach of any of the provisions of this Agreement.

         29.  FURTHER ASSURANCES

                  Each of the parties hereto covenants and agrees that he, his heirs, executors, administrators, successors and permitted assigns will execute such further documents and do and perform or cause to be done and performed such further and other acts as may be necessary or desirable from time to time in order to give full effect to the provisions of this Agreement.

         30.  SUCCESSORS AND ASSIGNS

                  This Agreement shall be binding on and enure to the benefit of the successors and assigns of both parties hereto and all persons or corporations succeeding to or acquiring the business now carried on by Grantor or Licensee.

         31.  TIME

                  When calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded.

         32.  TIME OF THE ESSENCE

                  Time shall be of the essence of this Agreement.

         33.  CLOSING OF AGREEMENT AND CONDITIONS THERETO

                  (1) The Closing of this Agreement shall be deemed to have occurred upon delivery by Licensee to Grantor of the consideration set forth in the Contract for Sale of certain Assets dated March 3, 1998.

         34.  LICENSEE ABLE TO PERFORM.

         Licensee has had full disclosure and had opportunity to do due diligence to the extent it determined to be necessary and reasonable in regard to the Grantor's Alexandra de Markoff business. Licensee is familiar with Grantor's efforts and difficulties concerning said business and Licensee acknowledged that Grantor had made no representation as to the operation of said business other than is contained herein. Licensee also acknowledges that they are aware that the Grantor is presently in a redesign and repackaging phase of the business and Licensee will assume such efforts to the extent it determines to be appropriate or necessary.

         Licensee represents that it is capable of manufacturing the Products, has experience in the manufacturing of such products and is aware of the difficulties inherent in the manufacturing, sale and distribution of a cosmetic brand and that it has sufficient and adequate marketing staff, sales staff, sales administration and customer service staff, forecasting, packaging development and electronic data interchange capability sufficient to conduct the anticipated cosmetic business.
         Licensee acknowledges that Grantor shall have no liability in regard to Licensee's success or failure of the anticipated cosmetic brand contemplated by the subject license.

         35.  PARTIES RIGHT TO SET OFF:

                  The parties acknowledge that they anticipate executing separate contracts in which Cosmetic Essence, Inc. (Licensee here) or one of its affiliated companies will continue to render services for and on behalf of Parlux Fragrances, Inc. (Grantor here).

                  The parties agree that either party may at any time cause monies due from Parlux to Cosmetic Essence, Inc. to be applied as a credit against the license fee due pursuant to this Agreement; however except as agreed between the parties in a separate writing, said set off shall not during any contract year exceed one half the annual license fee due.

         IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first above written.

                                               Parlux Fragrances, Inc.
                               Grantor

                                               /s/ Zalman Lekach
                                               Zalman Lekach, President & COO

                                               Cosmetic Essence, Inc.
                              Licensee

                                               /s/ John Croddick
                                               John Croddick, President